                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*


                          Park National Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                       Common Shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 700658 10 7
                            ---------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 1 of 6 Pages
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
------------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              John L. Warner
              S.S. ####-##-####
------------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                     (a) / /
                                                                                     (b) / /
------------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
------------------------------------------------------------------------------------------------------------------------------------
                                   5       SOLE VOTING POWER

                                           701,983   common shares
         NUMBER OF           -------------------------------------------------------------------------------------------------------
           SHARES                  6      SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                        None       common shares
            EACH             -------------------------------------------------------------------------------------------------------
         REPORTING                 7      SOLE DISPOSITIVE POWER
        PERSON WITH
                                          701,983    common shares
                             -------------------------------------------------------------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                          None       common shares
------------------------------------------------------------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              701,983   common shares
------------------------------------------------------------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)        / /

                              N/A
------------------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.47%
------------------------------------------------------------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
------------------------------------------------------------------------------------------------------------------------------------

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ITEM 1(a)  Name of Issuer.
--------------------------

         Park National Corporation



ITEM 1(b)  Address of Issuer's Principal Executive Offices.
----------------------------------------------------------

            P.O. Box 3500
            Newark, Ohio  43058-3500


ITEM 2(a).  Name of Person Filing
----------------------------------

            John L. Warner


ITEM 2(b). Address of Principal Business Office or, if none,
           Residence of Person Filing.
------------------------------------------------------------


           33 West Main Street
           Newark, Ohio  43055


Item 2(c). Citizenship of Person Filing.
----------------------------------------

        United States of America


Item 2(d). Title of Class of Securities.
----------------------------------------

        Common Shares, without par value


Item 2(e). CUSIP Number.
------------------------

        700658 10 7


Item 3. If this statement is filed pursuant to Rules 13d-1(b),
        or 13d-2(b), check whether the person filing is a:   N/A
        --------------------------------------------------

        (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

        (b)  [ ]  Bank as defined in Sectin 3(a)(6) of the Act

        (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act


                                     -3-

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        (d)     [ ]     Investment Company registered under Section 8 of the
                        Investment Company Act

        (e)     [ ]     Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940

        (f)     [ ]     Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

        (g)     [ ]     Parent Holding company, in accordance with Section
                        240.13d-1(b)(ii)(G)  (Note:  See Item 7)

        (h)     [ ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


Item 4.  Ownership.
-------------------

        (a)     Amount Beneficially Owned:

                701,983


        (b)     Percent of Class:

                  7.47%

        (c)     Number of shares as to which person filing has:

                (i)   Sole power to vote or to direct the vote:

                      701,983

                (ii)  Shared power to vote or to direct the vote:

                      None





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
        (iii)   Sole power to dispose or to direct the disposition of:

                701,983

        (iv)    Shared power to dispose or to direct the disposition of:

                None


Item 5.  Ownership of Five Percent or Less of a Class
-----------------------------------------------------

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


Item 6. Ownership of More than Five Percent on Behalf of Another Person.
------------------------------------------------------------------------

             N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
----------------------------------------------------------------------------

             N/A


Item 8.  Identification and Classification of Members of the Group.
-------------------------------------------------------------------

             N/A


Item 9. Notice of Dissolution of Group.
---------------------------------------

       Not Applicable


Item 10. Certification.
-----------------------

       Not Applicable.


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                                  SIGNATURE
                                  ---------


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  January 21, 1998                     /s/ John L. Warner
      -------------------                  ----------------------------
                                                 John L. Warner







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